SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 18, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS
On May 18, 2006, Ashford Hospitality Trust, Inc. (the “Company”) entered into a definitive agreement to acquire the Marriott Crystal Gateway in Arlington, Virginia, for approximately $107.2 million from EADS Associates Limited Partnership, a partnership headed by Robert H. Smith and Arthur A. Birney.
The purchase price consists of the assumption of approximately $53.5 million of mortgage debt, at a fixed interest rate of 7.24%, maturing in 2017, the reimbursement of capital expenditures costs of approximately $7.2 million, and the issuance of approximately $46.5 million worth of limited partnership units, priced at approximately $11.20 per unit. The limited partnership units to be issued are considered Class B units, will have a fixed dividend rate of 6.63% in years 1-3 and 7.0% thereafter, and have priority in payment of cash dividends over holders of common units. After 10 years, either party may convert the units to common units. In addition, the Company agreed to pay additional closing costs of approximately $2.5 million on behalf of the seller. The acquisition is expected to close within 30 days.
The Company will operate the hotel under a long-term management agreement with Marriott International. The Company intends to fund the $7.2 million cash portion of this acquisition from either cash currently available on its balance sheet or a draw on its credit facility.
The Company has deposited $5.0 million under the Purchase and Sale Agreement, and this deposit is non-refundable except (i) in the event of a default under the Purchase and Sale Agreement by the seller; or (ii) as expressly provided in the Purchase and Sale Agreement. Consummation of the transaction is subject to closing conditions, and the Company’s obligations under the Purchase and Sale Agreement are conditioned upon satisfaction of customary conditions precedent related to title of the property, performance of obligations, and similar matters. Accordingly, the Company can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     Exhibits:
10.29	Purchase and Sale Agreement, dated May 18, 2006, between the Registrant and EADS Associates Limited Partnership.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 23, 2006

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer